Exhibit 99.1

SPEEDUS.COM Announces Termination of Discussions on VisionStar Offer

September 22, 2000 - New York, New York

SPEEDUS.COM, Inc. (NASDAQ: SPDE) today announced that discussions on the offer of Shant Hovnanian, a co-founder and the Company's Chairman and Chief Executive Officer, to contribute his interest in VisionStar Incorporated, a FCC licensed Ka-band satellite start-up company, to SPEEDUS.COM have been terminated.

SPEEDUS.COM is an emerging wireless data, mobile application service provider and broadband Internet development company delivering services across a variety of networks internationally. The Company's wireless consumer Speedia portal is available today for users worldwide for many devices. The Company rebrands this portal for third parties and will build vertical customized unique applications for enterprise customers. The Company's SPEED411 Portal is designed to promote broadband high-speed nationwide Internet access. The SpeedEmart Service, an e-commerce capability of the Portal, allows on-line ordering of high-speed Internet service. A limited pilot program of the SPEED broadband super high-speed Internet service is operating under the Company's FCC local multipoint distribution service ("LMDS") license covering Metro New York.

Information on the Company's wireless data and mobile application services is available at www.speedia.com or by calling 888.Speedia (888.773.3342).

Additional information on SPEEDUS.COM, Inc. and its services is available at www.speedus.com or by calling 718.567.4300.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company's sales, marketing and support efforts.

All rights reserved. SPEEDUS.COM(SM), Speedia(TM), SPEED411(SM), SpeedEmart(SM) and SPEED(SM) are service or trade marks of SPEEDUS.COM, Inc.

CONTACT: Thomas M. Finn of SPEEDUS.COM, Inc.; phone: 718.567.4398; e-mail: tfinn@speedus.com